Exhibit 3.195

CERTIFICATE OF FORMATION

OF

HLT CONRAD GP LLC

This Certificate of Formation of HLT Conrad GP LLC (the “LLC”), dated as of October 17, 2007, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101. et seq.).

FIRST. The name of the limited liability company formed hereby is HLT Conrad GP LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ David Marote
David Marote
Authorized Person